Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280767

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated July 31, 2024)

ENDO, INC.

31,130,096 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus dated July 31, 2024 (as supplemented to date, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-280767). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2024 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is not currently traded on any national securities exchange. Our common stock is currently quoted and trades on the OTCQX® Best Market, where it has been trading since June 28, 2024, under the symbol “NDOI.” On August 26, 2024, the closing price of our common stock as reported on the OTCQX® Best Market was $26.30 per share.

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 15 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be offered and sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2024

Endo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-280767	30-1390281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Atwater Drive

Malvern, Pennsylvania 19355

(Address of principal executive offices)

(484) 216-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Chief Executive Officer; Resignation from the Board of Directors

On August 25, 2024, the Board of Directors (the “Board”) of Endo, Inc. (the “Company”) determined that Blaise Coleman will no longer serve as the Company’s President and Chief Executive Officer, effective August 29, 2024. Mr. Coleman will also resign from the Board and all other officer and director positions he holds with the Company and all of its affiliates, effective August 29, 2024. There were no disagreements between Mr. Coleman and the Company. A copy of the press release announcing Mr. Coleman’s departure is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

In connection with Mr. Coleman’s departure, Mr. Coleman will be eligible to receive the severance payments and benefits specified in his employment agreement with Endo USA Inc. (“Endo USA”), an affiliate of the Company, dated as of May 10, 2024 (the “Employment Agreement”), in connection with a termination of employment without cause, which severance benefits consist of: (i) a pro rata bonus with respect to the year of termination of employment, (ii) a payment equal to two times the sum of Mr. Coleman’s base salary and target bonus, paid in a lump sum within 60 days following Mr. Coleman’s termination of employment, and (iii) continued health coverage for Mr. Coleman and his eligible dependents under Endo USA’s group health, medical, dental, vision and life insurance plans for 24 months following Mr. Coleman’s termination of employment, conditioned upon Mr. Coleman’s payment of the employee portions of the applicable premiums. Endo USA will provide Mr. Coleman with payment of 30 days of base salary, in lieu of the Company’s obligation under the Employment Agreement to provide 30 days’ advance notice of employment termination. Endo USA will also provide Mr. Coleman with outplacement services for 12 months. A copy of the Employment Agreement was attached as Exhibit 10.12 to the Form S-1 Registration Statement filed by the Company on July 12, 2024 with the U.S. Securities and Exchange Commission.

In order for Mr. Coleman to be eligible to receive the severance benefits described above, Mr. Coleman must execute and not revoke a general release of claims in favor of Endo USA, all of its affiliates and certain other related parties. In addition, Mr. Coleman must continue to comply with all of the post-employment restrictive covenants set forth in the Employment Agreement.

Appointment of Interim Chief Executive Officer

The Board has commenced a search for a permanent Chief Executive Officer. The Board has appointed Scott Hirsch, currently a Board member, to serve as the Company’s Interim Chief Executive Officer (“Interim CEO”), effective August 29, 2024, until such time as a permanent Chief Executive Officer commences employment or until Mr. Hirsch’s resignation or removal.

Mr. Hirsch, age 48, has served as a member of the Board since April 23, 2024. Mr. Hirsch has over 20 years of experience in healthcare operations, investment management, and financial services. He has served as an executive operator and board member for privately held companies within Blackstone, Bain Capital, and Lauder Partner portfolios. Mr. Hirsch was formerly the CEO of Solta Medical, where he led the business growth, investment cycle, and global infrastructure development for a healthcare company operating in over 50 countries. Prior to Solta Medical, Mr. Hirsch was the President of the Ortho Dermatologics and OraPharma business segments and the Chief Business Officer of Bausch Health/Bausch & Lomb. In those roles, he had responsibility for operational performance, capital allocation, strategic planning, M&A, and investor communications. He additionally held the role of President of the Bausch Foundation and Patient Access with oversight of government affairs, product donation, and charitable giving. Prior to Bausch, Mr. Hirsch was a Portfolio Manager at Citadel’s Surveyor Capital fund overseeing investment and risk management decisions for a healthcare investment portfolio. Mr. Hirsch previously served in the investment banking group of Credit Suisse, where he was recognized by Institutional Investor magazine as a top Equity Research Analyst covering Specialty Pharmaceuticals, Biotechnology, and Global Generics companies. Mr. Hirsch began his career as a venture capital operator in product development, sales, and marketing roles at J.P. Morgan Partners and Morgan Stanley Ventures portfolio companies including Medsite, a healthcare technology company that was acquired by WebMD. Mr. Hirsch holds an M.B.A. in Healthcare Management and Finance from The Wharton School and B.F.A. with honors from The Rhode Island School of Design.

There are no arrangements or understandings between Mr. Hirsch and any other persons pursuant to which Mr. Hirsch was selected as Interim CEO. There are no family relationships between Mr. Hirsch and any director or other executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Terms and Conditions of Mr. Hirsch’s Employment

In connection with Mr. Hirsch’s appointment as Interim CEO, the Company and Mr. Hirsch entered into an employment letter (the “Interim CEO Letter”). Under the Interim CEO Letter, it is contemplated that Mr. Hirsch will serve as Interim CEO of the Company until the earlier of December 31, 2024 and the time at which a permanent CEO commences employment, provided that Mr. Hirsch’s employment is “at-will” and may be terminated by Mr. Hirsch or the Company, or extended subject to the parties’ mutual agreement. While serving as Interim CEO, Mr. Hirsch will continue to serve on the Company’s Board as a non-independent member and may serve in any other officer or director positions with the Company and its subsidiaries as may be determined by the Board. While employed as Interim CEO, Mr. Hirsch will receive base compensation at a rate of $250,000 per month. In the event that Mr. Hirsch remains Interim CEO after December 31, 2024, his base compensation will increase to an amount that is no less than $400,000 per month. Mr. Hirsch’s base compensation will be paid in substantially equal monthly installments and will be subject to customary taxes and withholding. In addition, Mr. Hirsch will be entitled to receive an equity award consistent with the Company’s director equity grant policy and in a form that is substantially similar to the form used for making equity grants to directors generally. Mr. Hirsch will not be eligible to participate in any cash-based or equity-based incentive plans or programs appliable to the Company’s senior officers or other employees and will not be eligible to participate in any severance plans or programs or otherwise receive severance in connection with any termination of his employment. Mr. Hirsch will be subject to customer nonsolicitation and employee nonsolicitation obligations during his employment and for a period of 12 months following termination of his employment for any reason, and he will be subject to obligations relating to nondisparagement, assignment of intellectual property and protection of confidential information at all times during and after his employment.

The foregoing description of the Interim CEO Letter is intended to be a summary of certain material terms of the Interim CEO Letter and is not intended to be complete in any respect. This summary is qualified in its entirety by the Interim CEO Letter executed by the parties and attached hereto as exhibit 10.1.

Item 8.01 Other Events.

Board Committee Membership Changes

In connection with Mr. Hirsch’s appointment as Interim CEO, Mr. Hirsch resigned from his roles as a member of the Board’s Compensation & Human Capital Committee and its Compliance Committee, effective August 29, 2024.

Effective August 29, 2024, the Board appointed Paul Herendeen to serve as a member of the Board’s Compensation & Human Capital Committee and Sophia Langlois to chair such committee and appointed Sophia Langlois to serve as a member of the Board’s Compliance Committee. Each committee is governed by a written charter approved by the Board, and those charters are available on the Company’s website at: https://investor.endo.com/board-committees.

Exhibit No.	Description

10.1	Interim CEO Letter, dated as of August 26, 2024, between Endo, Inc. and Scott Hirsch.

99.1	Press Release dated August 27, 2024.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDO, INC.

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: August 27, 2024

Exhibit 10.1

Endo, Inc.

1400 Atwater Dr

Malvern, PA 19355

August 26, 2024

Scott Hirsch

Hirsch.Scott@endo.com

Re: Employment as Interim Chief Executive Officer

Dear Scott:

We are very pleased that you have agreed to serve as interim Chief Executive Officer (“Interim CEO”) of Endo, Inc. (the “Company”) during the Company’s search for a permanent Chief Executive Officer. This letter sets forth the terms of your employment as the Company’s Interim CEO.

1. Employment; Position. Effective as of August 29, 2024 (the “Effective Date”), the Company agrees to employ you, and you agree to serve, as the Company’s Interim CEO. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”) and will be the principal officer supervising all of the activities and operations of the Company and all of its subsidiaries. While you serve as Interim CEO, the Board will continue to nominate you to serve as a member of the Board and, subject to any required shareholder approvals, you agree to serve (without further compensation, other than as set forth in this letter) on the Board and in any other officer and director positions with the Company and its subsidiaries as may be determined by the Board in its sole discretion. While you are serving as Interim CEO, you agree to devote your full efforts and all of your business time to your duties and responsibilities for the Company and its subsidiaries, and you will not engage in any other remunerative employment, consulting or other business activity without the prior written consent of the Board. For the avoidance of doubt, you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date which have been previously disclosed to the Board, and you may participate in charitable and professional activities so long as such activities, individually or in the aggregate, do not result in a conflict of interest with or otherwise interfere with the performance of your duties and responsibilities for the Company or any of its subsidiaries.

2. Location of Employment. Your principal place of business is the Company’s headquarters in Malvern, Pennsylvania. You will be expected to be physically present at the Company’s headquarters for a significant amount of your business time as necessary to satisfactorily perform your responsibilities as Interim CEO, and you will also be required to travel as needed in connection with the performance of your duties and responsibilities for the Company and its subsidiaries. When not physically present at the Company’s headquarters, you will be permitted to work remotely in New York City, NY.

3. Term. Your employment will commence on the Effective Date and the Company expects to continue to employ you until the earlier of December 31, 2024 and the time at which a permanent Chief Executive Officer commences employment with the Company, provided that your employment may be extended subject to mutual agreement by the parties. The duration of your employment with the Company hereunder is referred to herein as the “Term.” Notwithstanding anything herein to the contrary, your employment is considered “at will,” and thus may be terminated by you or the Company at any time with or without cause, provided that both you and the Company agree to give 30 days’ advance written notice of the termination of your employment.

4. Compensation and Benefits.

a. Base Compensation. During the period between the Effective Date and December 31, 2024, the Company will pay you base compensation at the rate of $250,000 per month. In the event that you remain employed by the Company after December, 31, 2024, your compensation rate will increase to an amount that is no less than $400,000 per month. Such compensation will be paid to you in substantially equal monthly installments in accordance with the Company’s regular payroll practice, subject to all applicable tax withholding and deductions and no later than the last business day of the month in which you provided services to the Company. While you are serving as Interim CEO, you will not be eligible to receive any cash retainer or other cash remuneration in connection with your service on the Board.

b. Employee Benefits. As a full-time employee of the Company, during the Term, you will be eligible to participate in the Company’s retirement, group health plans and all other employee benefits offered generally to employees of the Company, on the same terms applicable to other employees of the Company and subject to the eligibility requirements and other terms of such plans. Notwithstanding anything herein to the contrary, you will not be eligible to participate in any severance plan or policy maintained by the Company nor will you otherwise be eligible for any severance upon any termination of your employment.

c. Expense Reimbursement; Living Allowance. During the Term, the Company will pay or reimburse all reasonable business expenses that you incur during the course of performing your duties for the Company, subject to submission of documentation substantiation of such expenses in accordance with the Company’s expense reimbursement policies in effect from time to time. In addition to and without limiting the foregoing, in acknowledgement that you reside outside the state of Pennsylvania, the Company will provide reimbursements of reasonable travel and lodging expenses relating to your travel between the Malvern, PA area and your residence to the Company’s headquarters and certain living expenses while you are providing services at the Company’s headquarters.

d. Equity Awards. You will be granted an equity award with respect to the Company’s common stock, which award will be consistent with the Company’s director equity grant policy and on a form of award that is substantially similar to the form of award used for making equity grants to directors generally. Such equity award will be made at the same time as similar awards are granted to other Board members. Except as otherwise specified in this letter, you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s senior officers, and you hereby waive, relinquish and release the Company and all of its affiliates from any and all rights to awards, payments and benefits that you may otherwise have under the terms thereof.

5. Restrictive Covenants.

a. Non-Disclosure.

i. Subject to the Employee Protections (as defined in paragraph 5(a)(iv) below), you agree and covenant to (A) treat all Confidential Information (defined below) as strictly confidential and (B) not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose publicly or to any third party, whether during or at any time after your employment with the Company, any Confidential Information unless such information has been previously disclosed to the public by the Company or has become public knowledge through no direct or indirect fault of yours or any person acting on your behalf. “Confidential Information” means any information pertaining to the business and operations of the Company and each of its subsidiaries (including each of their respective predecessors) (collectively, the “Company Group”) that is not generally available to the public and that is used, developed, or obtained by any member of the Company Group in connection with its business, including any financial information and projections; business strategies; products or services; fees, costs and pricing structures; designs; analyses; drawings, photographs and reports; computer software, including operating systems, applications and program listings; flow charts, manuals and documentation; data bases; accounting and business methods; inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; patient, customer and client lists or information; copyrightable works; all technology and trade secrets; and all similar and related information in whatever form relating to any member of the Company Group or any of their businesses or activities.

ii. Subject to the Employee Protections, you agree that (A) upon the termination of your employment with the Company for any reason, you shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any member of the Company Group or containing Confidential Information and (B) you shall not retain or use for your benefit at any time any tradenames, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group. For the avoidance of doubt, you understand that your obligations under this paragraph 5(a) with regard to Confidential Information shall continue during and after the termination of your employment with the Company for any reason, until such time as such Confidential Information has become public knowledge other than as a result of the direct or indirect fault of you or any person acting on your behalf.

iii. Subject to the Employee Protections, you agree that you shall promptly disclose to the Company all Proprietary Information (defined below). All Proprietary Information shall be the sole and exclusive property of the Company. You acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Proprietary

Information consisting of copyrightable subject matter is “work made for hire” (as defined in the Copyright Act of 1976 (17 U.S.C. § 101)), and such copyrights are therefore owned by the Company (or the relevant member of the Company Group). To the extent that the foregoing does not apply, you hereby irrevocably assigns to the Company (or the relevant member of the Company Group), for no additional consideration, your entire right, title and interest in and to all Proprietary Information and intellectual property rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Your obligation to under this paragraph 5(a)(iii) shall continue beyond the termination of your employment, and you shall, at the Company’s expense, give the Company (or the relevant member of the Company Group) all assistance it reasonably requires to apply for, obtain, perfect, protect and use its right to Proprietary Information. “Proprietary Information” means information and inventions generated, conceived or first reduced to practice by you whether alone or in conjunction with others, during or after working hours, while in the employ or while rendering services to any member of the Company Group; provided, however, that Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this letter or (ii) your general business knowledge and work skills, even if developed or improved by you while in the employ of, or rendering services to, the Company or any of its affiliates.

iv. Without limiting the generality of the foregoing, nothing in this letter precludes or otherwise limits your ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of any court, administrative agency, the SEC, or any Government Agency or self-regulatory organization, provided that you provide the Company with prior notice of the contemplated disclosure and you cooperate with the Company (upon request of the Company and at the Company’s expense) in seeking a protective order or other appropriate protection of such information. Neither the Company nor any other member of the Company Group may retaliate against you for any of these activities. In addition, pursuant to the federal Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, through any of your controlled affiliates, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. The protections set forth in this Section 5(a)(iv) shall collectively constitute the “Employee Protections”.

b. Non-Disparagement. Subject to the Employee Protections, during the Term and at all times thereafter, you shall not make any written or oral statements (whether directly or indirectly through others, including on social media) about any member of the Company Group, or any officer, director or employee of the Company Group, that are negative or disparaging, implied or express, or that would reasonably be expected to damage the business reputation or goodwill of any such person or entity. The Company shall send an e-mail or other written communication instructing the members of the Board as well as the officers of the Company and each of its subsidiaries not to make any written or oral statements (whether directly or indirectly through others, including on social media) about you that are negative or disparaging, implied or express, or that would reasonably be expected to damage your reputation. Notwithstanding the foregoing, nothing in this letter or otherwise shall preclude any person or entity from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, or otherwise pursuant to legal process.

c. Non-Solicitation. While employed by the Company (or any other member of the Company Group) and for 12 months after the termination of your employment with the Company Group for any reason, you agree not to, anywhere in the United States, directly or indirectly (including as a shareholder, member, partner, joint venturer or investor of another person or entity):

i. solicit, divert or attempt to solicit or divert any person who as of the date of your termination of employment is or was, within the one-year period prior to such date, customer, client, supplier, or licensee of the Company or any of its subsidiaries, or within the one-year period prior to such date, was solicited to become a customer, client, supplier, or licensee of the Company or any of its subsidiaries (each, a “Company Customer”), for the purpose of engaging in, offering, purchasing, procuring, providing or selling goods or services competitive with those provided by the Company or any of its subsidiaries, or attempt in any manner to persuade any such Company Customer to cease to do business or to reduce the amount of business which any such Company Customer has customarily done or contemplates doing with the Company or any of its subsidiaries; or

ii. hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other non-employee role) any facilitator, officer or employee, of the Company or any of its subsidiaries as of the date of termination of your employment or at any time in the 12 months prior to your termination of employment, in each case until the date that is 12 months after the date on which such officer, employee or consultant ceases to be employed by the Company or any of its subsidiaries; provided that the term “solicit for employment or services” as used in this clause (ii) shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; or

iii. encourage or induce any facilitator, officer, employee, consultant or representative of the Company or any of its subsidiaries as of the date of termination of your employment or at any time in the 12 months prior to your termination of employment, in each case until the date that is 12 months after the date on which such officer, employee, consultant or representative ceases to be employed by the Company or any of its subsidiaries to leave his or her employment or service relationship with the Company or any of its subsidiaries.

d. Reformation; Remedies. If any provision of this Section 5 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this letter, you and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties. You acknowledge that a material part of the inducement for the Company to provide the compensation and benefits provided herein are your obligations set forth in this Section 5, that such covenants relate to special, unique and extraordinary matters, and that a violation of any of such covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agrees that, if you breach any of such covenants (or any other covenants that you are subject to with respect to the Company Group) during or following termination of your employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining you from committing any violation of such covenants. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines.

6. Indemnification. You shall be indemnified by the Company, to the maximum extent permitted by applicable law or as provided in the Company’s certificate of incorporation of bylaws, for actions taken in the course of your serving as Interim CEO. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering you both during the Term and while any potential liability exists (but in no event longer than six (6) years, if such limitation applies to all other individuals covered by such policy) after the Term, that is no less favorable than the policy covering Board members and other executive officers of the Company from time to time. The obligations under this paragraph shall survive any termination of the Term.

7. Conditions of Employment; No Conflict. You will be required, as a condition of your employment with the Company, to complete and sign all of the Company’s standard forms applicable to new employees, including the Company’s standard form of restrictive covenant agreement or nondisclosure agreement signed by the Company’s executive officers. As required by federal immigration law, you will be required to provide proof of identity and authorization to work in the United States. You represent, warrant and agree that your entering into this letter and the performance of your duties for the Company and its subsidiaries will not conflict with or result in a breach of any post-employment restrictive covenant or any other obligation that you may have to any prior employer or any other person or entity.

8. Tax Withholding. All compensation provided to you during your employment with the Company will be subject to applicable income and payroll tax withholding and deductions as required by law.

9. Entire Agreement; Governing Law; Jurisdiction. This letter supersedes and replaces all prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company regarding your compensation and employment with the Company. This letter may not be amended or modified, except by an express written agreement signed by both you and the lead independent director of the Board. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company will be governed by the law of the State of Delaware, without regard to principles of conflicts of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania or, if federal jurisdiction does not exist, the state courts located in Chester County, PA.

If you have any questions about this letter or your role as the Company’s Interim CEO, please do not hesitate to contact me at your convenience.

Sincerely,

/s/ Paul Herendeen
Paul Herendeen
Chairman of the Board of Directors

Acknowledged and agreed:

/s/ Scott Hirsch
Scott Hirsch

Exhibit 99.1

ENDO ANNOUNCES CEO TRANSITION

Board to Initiate CEO Search Process; Scott Hirsch Appointed as Interim CEO

MALVERN, Pa., August 27, 2024 — Endo, Inc. (OTCQX: NDOI) (“Endo” or the “Company”), a diversified specialty pharmaceutical company transforming insights into life-enhancing therapies, today announced that the Board of Directors has initiated a search for the Company’s next Chief Executive Officer and that Blaise Coleman will depart the Company as President & CEO and from the Board of Directors, effective on August 29, 2024. The Board has retained Spencer Stuart, a leading executive search firm, to assist in the search process.

Scott Hirsch has been appointed to serve as Endo’s Interim CEO in the transition period while the search is ongoing.

Mr. Hirsch joined the Endo Board of Directors in April 2024. He has over 20 years of experience in healthcare, investment management, and financial services and was formerly the CEO of Solta Medical, where he led growth of the global business through an expansion cycle. Prior to Solta, Mr. Hirsch was the President of the Ortho Dermatologics and OraPharma business segments and the Chief Business Officer of Bausch Health/Bausch & Lomb.

Paul Herendeen, Chairman of the Board of Directors, said, “Following the completion of our reorganization, Endo is strategically well-positioned to become a vibrant growth company with a strong balance sheet, a broad, diversified portfolio of on-market medicines, and a pipeline of innovative and differentiated product candidates. As we work toward our goal of re-listing on a national stock exchange, the Board is focused on identifying a new chief executive with the experience, skill set and strategic vision to guide Endo through its next phase of development.”

Mr. Herendeen continued, “On behalf of the Board of Directors, we thank Blaise for his successful leadership of Endo over the last four years, which were integral to establishing our strong foundational footing following our restructuring, and we welcome Scott to lead the Company during this transition period. We are confident that Scott’s deep industry expertise and significant operating experience will enable a smooth and orderly transition process.”

“I’d like to thank Blaise for his many contributions to Endo and wish him well in his future endeavors,” said Interim CEO Scott Hirsch. “In the near term, our priority will be continued focus on execution across our branded, sterile injectables and generics portfolios as we position the Company for long-term growth. I look forward to working closely with Endo’s dedicated team as we transition to new leadership.”

As previously announced, Endo will hold a conference call today, August 27, 2024, at 8:00 am ET to discuss the Company’s second quarter 2024 financial results.

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Cautionary Note Regarding Forward-Looking Statements

This release contains certain statements, claims, estimates, predictions and other information prepared and provided by Endo, including, among others, statements by Messrs. Herendeen and Hirsch with respect to the anticipated strategy and future performance of Endo and its subsidiaries. Such statements include or are based on “forward looking statements” including, but not limited to, statements relating to financial expectations or guidance and any other statements that refer to expected, estimated or anticipated future results or that do not relate solely to historical facts. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intends,” “guidance,” “future,” “potential” or similar expressions are forward-looking statements. Because these statements reflect Endo’s current views, expectations and beliefs concerning future events, they involve risks and uncertainties, some of which Endo may not currently be able to predict. Although Endo believes that these forward-looking statements and other information are based upon reasonable assumptions and expectations, readers should not place undue reliance on these or any other forward-looking statements and information. Actual results may differ materially and adversely from current expectations based on a number of factors, including, among other things, the following: the effects of the emergence of Endo International plc’s (“EIP”) operating assets from the Chapter 11 financial restructuring process, including as it relates to the accounting for the effects of EIP’s Plan of Reorganization and the application of fresh start accounting; changes in competitive, market or regulatory conditions; changes in legislation or regulations; the ability to obtain and maintain adequate protection for intellectual property rights; the impacts of competition such as those related to XIAFLEX®; the timing and uncertainty of the results of both the research and development and regulatory processes; litigation outcomes; health care and cost containment reforms, including government pricing, tax and reimbursement policies; the performance including the approval, introduction and consumer and physician acceptance of current and new products; the ability to develop and expand our product pipeline and to continue to develop the market for XIAFLEX® and other branded or unbranded products; the effectiveness of advertising and other promotional campaigns; the risks inherent in transitioning the role of chief executive officer, including among other things, the ability to successfully recruit and retain key employees and third-party relationships, and the timely and successful implementation of any strategic priorities. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

About Endo

Endo is a diversified specialty pharmaceutical company boldly transforming insights into life-enhancing therapies. Our passionate team members collaborate to develop and deliver these essential medicines. Together, we are committed to helping everyone we serve live their best life. Learn more at www.endo.com or connect with us on LinkedIn.

SOURCE Endo, Inc.

Media:	Investors:
Linda Huss	Laure Park
media.relations@endo.com	investor.relations@endo.com

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